Exhibit 99.1

Name and Address of Reporting Person:	Thomas H. Lee Advisors, LLC
c/o Thomas H. Lee Partners, L.P.
100 Federal Street, 35th Floor
Boston, MA 02110

Issuer Name and Ticker or Trading Symbol:	Black Knight, Inc. [BKI]

Date of Event Requiring
Statement (Month/Day/Year):	September 29, 2017

Footnotes to Form 3

(1) This report is filed by the following Reporting Persons: Thomas H. Lee Advisors, LLC (“THL Advisors”), Thomas H. Lee Equity Fund VI, L.P. (“THL Equity VI”), Thomas H. Lee Parallel Fund VI, L.P. (“Parallel Fund VI”), Thomas H. Lee Parallel (DT) Fund VI, L.P. (“DT Fund VI”), THL Equity Fund VI Investors (BKFS), L.P. (“THL BKFS”), THL Equity Fund VI Investors (BKFS) II, L.P. (“THL BKFS II”), THL Equity Fund VI Investors (BKFS) III, L.P. (“THL BKFS III”), THL Coinvestment Partners, L.P. (“THL Coinvestment”), THL Operating Partners, L.P. (“THL Operating”), THL Equity Fund VI Investors (BKFS-LM), LLC (“THL BKFS-LM”), THL Equity Fund VI Investors (BKFS-NB), LLC (“THL BKFS-NB”), Great-West Investors, L.P. (“Great West”), Putnam Investments Employees’ Securities Company III LLC (“Putnam III”) (collectively with their affiliates, the “THL Funds”); Thomas M. Hagerty; and Gnaneshwar B. Rao. This Form 3 is in two parts and is jointly filed with the Reporting Persons in both parts. See Remarks.

(2) THL Advisors is the general partner of Thomas H. Lee Partners, L.P. (“THL Partners”), which in turn is the sole manager of THL BKFS-LM and THL BKFS-NB and is the general partner of THL Coinvestment and the sole member of THL Equity Advisors VI, LLC (“THL Advisors VI”), which in turn is the general partner of the THL Equity VI, Parallel Fund VI, DT Fund VI, THL Operating, THL BKFS, THL BKFS II, and THL (BKFS) III.  THL Advisors is attorney-in-fact of Great West and Putnam Investments, LLC, which is the managing member of Putnam Investments Holdings, LLC, which in turn is the managing member of Putnam III.  Solely for purposes of Section 16 of the Exchange Act, the THL Funds may be deemed directors by deputization.

(3) Each of the Reporting Persons disclaims beneficial ownership of the securities listed in this report, and this report shall not be deemed an admission that the Reporting Person is the beneficial owner of such securities for the purpose of Section 16 or for any other purpose, except to the extent of such Reporting Person’s pecuniary interest therein.

(4) Ownership after giving effect to, and following the completion of, the transactions contemplated by the Agreement and Plan of Merger, dated as of June 8, 2017, by and among New BKH Corp., Black Knight Financial Services, Inc., Black Knight, Inc. (formerly known as Black Knight Holdco Corp.), New BKH Merger Sub, Inc., BKFS Merger Sub, Inc., and Fidelity National Financial, Inc.

(5) Represents shares held directly by the following entities:  9,401,018 shares by THL Equity VI; 6,365,870 shares by Parallel Fund VI; 1,111,989 shares by DT Fund VI; 9,520,244 shares by THL BKFS; 5,962,679 shares by THL BKFS II; 1,002,131 shares by THL BKFS III; 308,404 shares by THL Coinvestment; 1,815 shares by THL Operating; and 48,916 shares by Great West; 48,745 shares by Putnam III; 1,252,664 shares by THL BKFS-LM; and 50,107 shares by THL BKFS-NB.

(6) Represents shares held directly by Mr. Hagerty.

(7) Represents shares held directly by Mr. Rao.

(8) Messrs. Hagerty and Rao are Managing Directors of THL Partners and received these shares from the Issuer (or its predecessor) as compensation for their service on the board of directors of the Issuer (or its predecessor). Pursuant to the operative agreements for the THL Funds, any securities issued to persons serving as directors of portfolio companies of the THL Funds, such as the Issuer, are to be held for the benefit of the THL Funds.